Exhibit 99.1

NEWS RELEASE                                                  Contact: Frank Quaratiello
FOR IMMEDIATE RELEASE                617.543.9810
October 7, 2025                                                   frank.quaratiello@citizensbank.com

Swimmer Named Head of Commercial Banking at Citizens;
McCree to retire in March 2026

PROVIDENCE, RI – Citizens Financial Group, Inc. (NYSE: CFG) today announced that Ted Swimmer, head of capital markets and advisory for Citizens Commercial Banking, has been named Head of Commercial Banking, effective immediately. Swimmer succeeds Don McCree, who will remain at Citizens as Chair of Commercial Banking until his retirement at the end of March 2026.

“I want to thank Don for his significant contributions to Citizens’ success and for his strong commitment to a seamless transition. Under Don’s leadership, we’ve built one of the best-positioned Commercial Banks — one with the scale to compete with larger institutions while also delivering personalized advice, solutions and service to clients at every stage of their business life cycle,” said Bruce Van Saun, Chairman and CEO, Citizens Financial Group. “Working closely with Don, Ted has built a strong Capital Markets and Advisory business that provides clients with excellent ideas, advice and solutions. He is a highly capable leader who has attracted great talent to Citizens. I look forward to working closely with him as we continue to grow the Commercial Bank and take it to an even higher level.”

A 30-year banking industry veteran, Swimmer joined Citizens in 2010 as executive vice president and head of capital markets and was named to Citizens’ Executive Committee in 2018. He has built the Capital Markets and Advisory team into a consistent Top 5 U.S. Middle Market Deal Bookrunner while expanding the bank’s capabilities beyond traditional loan financing to add sector expertise and offer a comprehensive set of solutions, including debt, equity and M&A advisory across the client lifecycle.

Swimmer previously held a range of senior positions with Wachovia, including managing its Leveraged Finance activities. Prior to that, he ran Loan Syndicate and Sales for Wachovia and served as a managing director originating leveraged loans and bonds. Swimmer holds an M.B.A. in finance from Columbia University as well as a B.A. in economics and history from Lafayette College.

About Citizens Financial Group, Inc.
Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $218.3 billion in assets as of June 30, 2025. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. Citizens helps its customers reach their potential by listening to them and by understanding their needs in order to offer tailored advice, ideas and solutions. In Consumer Banking, Citizens provides an integrated experience that includes mobile and online banking, a full-service customer contact center and the convenience of approximately 3,000 ATMs and approximately 1,000 branches in 14 states and the District of Columbia. Consumer Banking products and services include a full range of banking, lending, savings, wealth management and small business offerings. In Commercial Banking, Citizens offers a broad complement of financial products and solutions, including lending and leasing, deposit and treasury management services, foreign exchange, interest rate and commodity risk management solutions, as well as loan syndication, corporate finance, merger and acquisition, and debt and equity capital markets capabilities. More information is available at www.citizensbank.com or visit us on X, LinkedIn or Facebook.